EXHIBIT 4.1

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made as of this 18th day of November, 1996, by and between Gaylord Companies, Inc., Columbus, Ohio, a Delaware corporation having an office at 4006 Venture Court, Columbus, Ohio 43228 (the "Company") and Alexander Troy Consultants, Inc., a Florida corporation having an office at 1515 S. Orlando Avenue, Suite 1200, Maitland, Florida 32751 (the "Consultant").

                                    RECITALS

         WHEREAS, the Company desires to engage the Consultant to provide certain consulting services with respect to the Company's business and the Consultant is willing to provide such services on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereby agree as follows:

         4. Consulting Engagement. On the terms and subject to the conditions herein contained, the Company hereby engages Consultant as a consultant, and Consultant hereby accepts such engagement. Consultant's duties shall be to consult with the Board of Directors and management of the Company, from time to time, as requested by the Company with regard to financial public relations, strategic planning and business development, including targeting of acquisitions for the Company and such other aspects of the business of the Company as Consultant and the Company may agree from time to time. Consultant agrees to use its best efforts to perform all services required hereunder in a competent and timely manner. The Consultant shall be required to render on a monthly basis a written report, within ten days of the end of each month, to the Company with respect to the foregoing services and documenting its activities.

         5. Compensation. In consideration of the consulting services to be rendered as set forth herein, and subject to the terms and conditions set forth herein, the Company shall issue to the Consultant 100,000 shares of the Company's common stock, $.01 par value.

         6.    Term of the Agreement.

            (a) The term of this Agreement shall commence as of the date first set forth above, and, shall continue for a period of six months unless earlier terminated pursuant hereto, such term may be extended for an additional six months upon the mutual agreement of the Company and the Consultant.

            (b) In the event that the Company is not satisfied with the Consultant's services provided hereunder in the Company's sole discretion, then within forty five days of the date hereof, the Company shall send written notice to the Consultant terminating this Agreement and within five days thereafter, the Consultant shall return all of the compensation received hereunder less the actual documented out-of-pocket expenses of the Consultant, which amount of expenses shall not exceed the compensation received by the Consultant.

            (c) In addition to the rights provided in paragraph 3(b), in the case of any material breach by Consultant of its obligations under this Agreement, the Company may terminate this Agreement upon thirty (30) days written notice, such notice to describe the breach in detail, unless Consultant has cured the breach within such thirty (30) day period, or in the event that the breach cannot be cured within such period, Consultant has commenced with due diligence to cure such breach.

            (d) The termination of this Agreement by either party hereto shall not affect, restrict, diminish or remove any rights, obligations or remedies held or arising by either party under the terms of this Agreement up to and through the effective date of termination hereof.

         7.    Representations, Warranties and Covenants of the Consultant.

            (a) The Consultant hereby represents and warrants that it has full power and legal right and authority to execute, deliver and perform under this Agreement, that the officers and individuals executing this Agreement on behalf of the Consultant shall have full power and authority to do so.

            (b)     The Consultant hereby represents and warrants:

               (i) This Agreement has been duly authorized by all necessary corporate and individual action, executed and delivered by the Consultant and constitutes the legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally and to general principles of equity.

               (ii) Neither Consultant, nor its affiliates, officers or directors, as such terms are defined under the Securities Act, shall be engaged, directly or indirectly, in capital-raising transactions in connection with the services to be rendered hereunder.

               (iii) Consultant is an accredited investor as that term is defined in the Securities Act of 1933.

               (iv) David Heredia will perform substantially all of the consulting tasks to be performed by Consultant hereunder.

               (v) No petition under any Federal or State bankruptcy or insolvency law has been filed by or against Consultant.

               (vi) Neither Consultant nor any affiliate, officer or director has been convicted in a criminal proceeding, nor is the subject of a criminal proceeding which is presently pending or threatened.

               (vii) Neither Consultant nor any affiliate, officer or director has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, which permanently or temporarily enjoined them from any of the following activities:

                    (A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant or any other person regulated by the Commodity Futures Trading Commission; or as an associated person of any of the foregoing; or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company or any other person regulated by the Securities and Exchange Commission; or engaging in or continuing any conduct or practice in connection with such activities;

                    (B)    engaging in any type of business practice;

                    (C) engaging in any activity in connection with the purchase or sale of any security or commodity in connection with any violation of Federal or State securities laws or Federal commodities laws.

               (viii) Neither Consultant nor any affiliate, officer or director has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than thirty
                           (30) days their right to engage in any of the activities described above or their right to be associated with persons engaged in any of such activities.

               (ix) Neither Consultant nor any affiliate, officer or director has been found by a court in a civil or criminal action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any Federal or State securities law, or any Federal commodities law, where such judgment has not subsequently been reversed, suspended or vacated.

               (x) Neither Consultant nor any affiliate, officer or director has been the subject of any professional disciplinary proceeding.

                (xi) No administrative sanctions have been levied against Consultant.

            (c) The Consultant hereby covenants and agrees to indemnify and hold harmless the Company from and against and in respect of (i) any and all losses and damages resulting from any misrepresentation or breach of any warranty, covenant or agreement by the Consultant made in paragraph 4(b) and (ii) any and all actions, suits, proceedings, claims, demands, judgments, costs, and expenses, including attorney's fees, incident to the foregoing.

         8. Confidentiality. Consultant understands that, in performing its responsibilities hereunder, it will have access to Confidential Information (as hereinafter defined) of the Company. Consultant shall hold in strict confidence unless compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other requirements of law, Confidential Information (as hereinafter defined) and shall not release or disclose such information to any other person, except its employees, auditors, attorneys, representatives and other advisors and agents in connection with this Agreement and the services to be provided hereunder, provided that any such person shall have first been advised of and agreed to the confidentiality provisions of this Section 5. For purposes hereof, "Confidential Information" shall mean all information of any kind which the Company deems to be confidential, except information (i) disclosed in any filing by the Company pursuant to the Securities Exchange Act of 1934, (ii) available to the public other than as a result of a disclosure by Consultant in violation of the terms hereof, (iii) available to Consultant on a non-confidential basis prior to disclosure to Consultant by the Company, or (iv) available to Consultant on a non-confidential basis from a source other than the Company, provided that such source is not known by Consultant to be bound by a confidentiality agreement with the Company or otherwise is known by Consultant to be prohibited by a contractual, legal or fiduciary obligation from transmitting the information to Consultant.

         9. Authorization. Each party hereto has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement.

         10. Modification. Except as otherwise provided herein, this Agreement may not be modified, changed, discharged, waived or terminated except by an instrument in writing signed by the party against whom the enforcement of any such modification, change, discharge, waiver or termination is sought.

         11. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

         12. Notices. All notices and other communications hereunder to any party shall be in a written instrument delivered by hand or duly sent by first class, registered or certified mail, return receipt requested and postage prepaid, addressed to such party at the address set forth on the first page of this Agreement or such other address as may hereafter by designated in writing by the addressee. All such notices and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, and (b) in the case of mailing, on the fifth day following the date of such mailing.

         13. Survival. The indemnification granted under Section 4 above shall survive the termination or cancellation of this Agreement and shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and representatives. This Agreement shall not be assignable in whole or in part, in any of its terms, obligations, responsibilities or provisions by any party hereto without the express written consent of the other party; provided, however, that this provision shall in no way limit the right of Consultant to enlist, hire or retain counsel, consultants, advisors, experts or other third parties to assist it in carrying out and administering its duties and responsibilities hereunder.

         15. Relationship. The sole relationships existing between the Company and Consultant shall be that as specifically provided under the terms of this Agreement. This Agreement shall not be construed as creating any partnership, joint venture or any other form of joint operation or organization wherein the parties hereto are deemed to be partners.

         16. Cooperation. The parties hereto agree to execute and deliver from time to time such additional documents, instruments, agreements, and other evidences of authority as may be necessary or prudent to carry out the intent of this Agreement and the transactions contemplated hereby.

         17. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         18. Severability. The invalidity or unenforceability of any provision hereof shall in no way effect the validity or enforceability of any other provision. The parties to this Agreement agree and intend that this Agreement shall be enforced as fully as it may be enforced consistent with applicable statutes and rules of law.

         19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

                          GAYLORD COMPANIES, INC.


                          By:     /s/ John D. Critser
                          -------------------------------
                          Name: John D. Critser
                          Title: President


                          ALEXANDER TROY CONSULTANTS, INC.


                          By:     /s/ David S. Heredia
                          -------------------------------
                          Name: David S. Heredia
                          Title:   President and Chief Executive Officer